UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 12b-25

SEC FILE NUMBER

000-50861

CUSIP NUMBER

03062Y104

NOTIFICATION OF LATE FILING

(Check one):      [ ] Form 10-K

[ ] Form 20-F

[ ] Form 11-K

[X] Form 10-Q     [ ] Form 10-D

[ ] Form N-SAR

[ ] Form N-CSR

For Period Ended

April 30, 2012

[ ]

Transition Report on Form 10-K

[ ]

Transition Report on Form 20-F

[ ]

Transition Report on Form 11-K

[ ]

Transition Report on Form 10-Q

[ ]

Transition Report on Form N-SAR

For the Transition Period Ended

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to  a portion of the  filing checked above,  identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

AMERICAS WIND ENERGY CORPORATION

Full Name of Registrant

Not applicable.

Former Name  if Applicable

24 Palace Arch Drive

Address of Principal Executive Office (Street and Number)

Toronto, Ontario, Canada, M9A 2S1

City, State and Zip Code

PART 11 - RULES 12b-25(b) AND (c)

If  the  subject  report  could  not  be  filed  without  unreasonable  effort  or  expense  and  the  registrant  seeks  relief  pursuant  to  Rule

12b-25(b), the following should be completed.  (Check  box if appropriate).

(a)

The   reasons   described   in   reasonable   detail   in   Part   III   of   this   form  could   not   be   eliminated   without

unreasonable effort or expense;

(b)

The  subject  annual  report,  semi-annual  report,  transition  report  on  Form  10-K,  Form  20-F,  11-K  Form  N-

SAR  or  Form  N-CSR,  or  portion  thereof,  will  be  filed  on  or  before  the  fifteenth  calendar  day  following  the

[x]

prescribed  due  date;  or  the  subject  quarterly  report  of transition  report  on  Form 10-Q  or  subject  distribution report  on  Form  10-D,  or  portion  thereof  will  be  filed  on  or  before  the  fifth  calendar  day  following  the prescribed due date; and

(c)

The accountant’s statement or other exhibit  required by Rule 12b-25(c) has been attached  if applicable.

PART III - NARRATIVE

State  below  in  reasonable  detail  the  reasons  why  Forms  10-K,  20-F,  11-K,  10-Q,  N-SAR,  N-CSR,  or  the  transition  report  or portion thereof, could not be  filed within the prescribed time period.

The Registrant  is unable to  file, without  unreasonable effort  and expense,  its Form 10-Q Quarterly Report  for the quarter ended

April  30,  2012  because  the  Registrant’s  auditor  has  not  completed  their  review  of  the  Form  10-Q.   It  is  anticipated  that  the

Form  10-Q  Quarterly  Report,  along  with  the  interim  financial  statements,  will  be  filed  on  or  before  the  5th  calendar  day following the prescribed due date of the Registrant’s Form 10-Q.

PART IV - OTHER INFORMATION

(1)

Name and telephone number of person to contact  in regard to this notification

Harold C.F. Dickout

416

233-5670

(Name)

(Area Code)

(Telephone Number)

(2)

Have  all other periodic  reports required  under Section 13  or 15(d) of the  Securities Exchange  Act  of

1934  or  Section  30  of the  Investment  Company  Act  of 1940  during  the  preceding  12  months  or  for such shorter period that the registrant  was required  to  file  such report(s) been  filed?  If answer  is  no,

identify report(s).

[X] Yes  [  ] No

(3)

Is  it  anticipated  that  any  significant  change  in  results  of  operations  from  the  corresponding  period for  the  last  fiscal  year  will  be  reflected  by  the  earnings  statements  to  be  included  in  the  subject report or portion thereof?

[  ] Yes  [X] No

If  so,  attach  an  explanation  of  the  anticipated  change,  both  narratively  and  quantitatively,  and,  if appropriate, state the reasons why a reasonable estimate of the results cannot be  made

AMERICAS WIND ENERGY CORPORATION

(Name of Registrant as Specified in Charter)

has caused this notification to  be signed on its behalf by the undersigned hereunto  duly authorized.

Date

June 15, 2012

By

/s/ Harold C.F. Dickout

Harold C.F. Dickout

President, CEO, Chairman and Director

INSTRUCTION:    The   form  may  be   signed   by  an  executive  officer   of  the  registrant  or   by  any  other   duly  authorized

representative.    The  name  and  title  of  the  person  signing  the  form  shall  be  typed  or  printed  beneath  the  signature.    If  the

statement  is signed  on behalf of the  registrant  by an authorized  representative  (other than an executive  officer),  evidence  of the representative’s authority to sign on behalf of the registrant  shall be  filed with the  form.